Exhibit 99.(h)(5)(iii)

FORM OF

EXPENSE LIMITATION AGREEMENT

HSBC INVESTOR FUNDS

EXPENSE LIMITATION AGREEMENT, effective as of July 5, 2011, by and between HSBC Global Asset Management (USA) Inc. (the “Investment Manager”) and HSBC Investor Funds (the “Trust”), on behalf of each of its series set forth in Schedule A hereto (each, a “Fund”).

WHEREAS, the Trust is a Massachusetts Business Trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

WHEREAS, the Funds may, from time to time, invest in affiliated or unaffiliated money market funds and other investment companies, including exchange-traded funds (ETFs), such underlying investments collectively referred to herein as “Acquired Funds”; and

WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.                   Expense Limitation.

1.1.             Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment management fees of the Investment Manager and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act (“Fund Operating Expenses”), but excluding interest, taxes, brokerage commissions, Acquired Fund fees and expenses, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund’s business, exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.

1.2.             Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

1.3.             Duration of Operating Expense Limit. The Operating Expense Limit with respect to each Fund shall remain in effect until the date specified for that Fund on Schedule B. The Investment Manager may extend, but may not during the term of this Agreement shorten without the consent of the Trust, the duration of the Operating Expense Limit for any Fund by delivering a revised Schedule B to the Trust reflecting such extension. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A.

1.4.             Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be estimated and accrued. Each day, the Fund shall also calculate a year-to-date Operating Expense Limit Amount, based on each Fund's year to date average net assets and its Annual Expense Limit. If the total year to date expenses exceed the year to date Operating Expense Limit Amount, the Fund shall record a receivable from the Investment Manager in an amount equal to the year to date Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to the Investment Manager a statement indicating the Excess Amount owed to the Fund for the month and the Investment Manager will remit to the Fund an amount that, together with any waived or reduced investment management fee, is sufficient to pay that monthly Excess Amount.

1.5.             Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.                   Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.             Reimbursement. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of such Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to reimbursement by such Fund of the investment management fees waived or reduced and other payments remitted by the Investment Manager to such Fund pursuant to Section 1 hereof (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, to the extent that the Fund’s annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

2.2.             Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.                   Term and Termination of Agreement.

   This Agreement shall terminate, without payment of any penalty, upon: (1) termination of the Investment Management Agreement or (2) written notice to the Investment Manager by the Trust.

4.                   Miscellaneous.

4.1.             Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.             Interpretation. Nothing herein contained shall be deemed to require the Company or the Funds to take any action contrary to the Company’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Funds.

4.3.             Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of June 14, 2011.

HSBC INVESTOR FUNDS

ON BEHALF OF

EACH OF ITS SERIES SET FORTH IN SCHEDULE A

By: /s/ Stephen V. Sivillo

Name: Stephen V. Sivillo

Title: Vice President

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By: /s/ Richard A. Fabietti

Name: Richard A. Fabietti

Title: Senior Vice President

SCHEDULE A

OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Operating Expense Limit (as a percentage of average net assets)

HSBC Frontier Markets Fund	Class A Shares: 2.75%
Class I Shares: 2.50%

HSBC Emerging Markets Equity Fund	Class A Shares: 1.75%
Class I Shares: 1.50%

SCHEDULE B

DURATION OF OPERATING EXPENSE LIMITS

The duration of each Operating Expense Limit shall be as follows:

Name of Fund	Date on Which Operating Expense Limit Terminates
HSBC Frontier Markets Fund	March 1, 2012
HSBC Emerging Markets Equity Fund	March 1, 2012